UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported): January 22, 2015

Centrus Energy Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Democracy Center
6903 Rockledge Drive
Bethesda, MD 20817
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 22, 2015, American Centrifuge Operating, LLC, a subsidiary of Centrus Energy Corp. (“Centrus” or the “Company”) entered into Amendment No. 015 (“Amendment No. 015”) to the agreement dated May 1, 2014 with UT-Battelle, LLC, as operator of Oak Ridge National Laboratory (“ORNL”), for continued research, development and demonstration of the American Centrifuge technology in furtherance of the U.S. Department of Energy’s (“DOE”) national security objectives (the “American Centrifuge Technology Demonstration and Operations Agreement” or “ACTDO Agreement”). Amendment No. 015 exercises the option to extend the period of performance for the ACTDO Agreement by an additional six months to September 30, 2015 and increases the total price from approximately $75.3 million to approximately $117 million. The other terms and conditions of the ACTDO Agreement were not changed by the Amendment.

The ACTDO Agreement provides for continued cascade operations, the continuation of core American Centrifuge research and technology activities, and the furnishing of related reports to ORNL. The agreement is a firm fixed-price contract with a total price of approximately $117 million for the period from May 1, 2014 to September 30, 2015. The agreement provides for payments of approximately $6.9 million per month. The ACTDO Agreement is incrementally funded.

Other Events.

On January 23, 2015, the Company issued a press release announcing the exercise of the option by ORNL to extend the period of performance. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Cautionary Note Regarding Forward Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Centrus Energy Corp., particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, uncertainty regarding our ability to commercially deploy the American Centrifuge project; uncertainty regarding funding for the American Centrifuge project and the potential for a demobilization or termination of the American Centrifuge project if additional government funding is not provided during the term of the agreement with UT-Battelle, LLC, the management and operating contractor for Oak Ridge National Laboratory (“ORNL”) for continued research, development and demonstration of the American Centrifuge technology (the “ACTDO Agreement”), including for any option periods, or upon completion of such agreement; risks related to our ability to perform the work required under the ACTDO Agreement at a cost that does not exceed the firm fixed funding provided thereunder; uncertainty regarding the timing and structure of the U.S. government program for maintaining a domestic enrichment capability to meet national security requirements and our role in such a program; the impact of actions we have taken (including as a result of the reduction in scope of work under the ACTDO Agreement as compared to the scope of work under the prior agreement signed with DOE in June 2012 (the "Cooperative Agreement") or might take in the future to reduce spending on the American Centrifuge project, including the potential loss of key suppliers and employees and impacts to cost, schedule and the ability to remobilize for commercial deployment of the American Centrifuge Plant; the impact of enrichment market conditions, increased project costs and other factors on the economic viability of the American Centrifuge project without additional government support and on our ability to finance the project and the potential for a demobilization or termination of the project; uncertainty regarding our ability to achieve targeted performance over the life of the American Centrifuge Plant which could affect the overall economics of the American Centrifuge Plant; uncertainty concerning the ultimate success of our efforts to obtain a loan guarantee from DOE and/or other financing for the American Centrifuge project or additional government support for the project and the timing and terms thereof; the dependency of government funding or other government support for the American Centrifuge project on Congressional appropriations or on actions by DOE or Congress; potential changes in our anticipated ownership of or role in the American Centrifuge project, including as a result of our role as a subcontractor to ORNL or as a result of the need to raise additional capital to finance the project in the future; changes in U.S. government priorities and the availability of government funding or support, including loan guarantees; changes to, or termination of, our agreements with the U.S. government; the impact of government regulation by DOE and the U.S. Nuclear Regulatory Commission; and other risks and uncertainties discussed in this and our other filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013 (“10-K”) and quarterly reports on Form 10-Q. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. Readers are urged to carefully review and consider the various disclosures made in this report and in our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect our business. We do not undertake to update our forward-looking statements except as required by law.

Item 9.01 Exhibits.

(d)    Exhibits

Exhibit
Number    Description

99.1        Press release dated January 23, 2015 issued by Centrus Energy Corp.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Centrus Energy Corp.

January 23, 2015	By:	/s/ John C. Barpoulis
John C. Barpoulis
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit
Number    Description

99.1        Press release dated January 23, 2015 issued by Centrus Energy Corp.